                                                                   EXHIBIT 12.1

                           KILROY REALTY CORPORATION

        COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                         (IN THOUSANDS, EXCEPT RATIOS)

                                             YEAR ENDED DECEMBER 31,
                                     ------------------------------------------
                                      1997    1996     1995     1994     1993
                                     ------- -------  -------  -------  -------
Net Income (Loss)..................  $22,060 $13,267  $12,614  $(6,668) $(2,076)
Net Income (Loss) Before
 Extraordinary Item and Minority
 Interest in Income (Loss).........   25,473  (6,828)  (2,653)  (8,515)  (2,076)
Add back:
Interest Expense...................    9,738  21,853   24,159   25,376   25,805
                                     ------- -------  -------  -------  -------
Earnings Available for Fixed
 Charges...........................  $35,211 $15,025  $21,506  $16,861  $23,729
                                     ------- -------  -------  -------  -------
Fixed Charges
Interest Expense...................  $ 9,738 $21,853  $24,159  $25,376  $25,805
Capitalized Interest...............    1,546
                                     ------- -------  -------  -------  -------
Fixed Charges......................  $11,284 $21,853  $24,159  $25,376  $25,805
                                     ------- -------  -------  -------  -------
Ratio of Earnings to Fixed Charges.     3.12    0.69     0.89     0.66     0.92
Excess of Fixed Charges Over
 Earnings..........................          $ 6,828  $ 2,653  $ 8,515  $ 2,076

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For the purposes of computing the consolidated ratio of earnings to fixed charges, earnings consist of income (loss) before extraordinary items, minority interest in income (loss) and interest expense. Fixed Charges consist of interest expense, capitalized interest, and amortization of deferred financing fees, whether expensed or amortized.